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                                                                       EXHIBIT 8

[LETTERHEAD] KPMG PEAT MARWICK



September 25, 1996


PRIVATE & CONFIDENTIAL
Board of Directors
MOMED Holding Co.
8630 Delmar Boulevard
Suite 100
St. Louis, MO 63124


Board Members:

Pursuant to an Agreement and Plan of Merger dated June 11, 1996 (the "Agreement"), MOMED Holding Co. ("MOMED"), MAIC Holdings, Inc. ("MAIC"), and MOMED Acquisition, Inc. ("NEWCO") have agreed to the merger of MOMED with and into NEWCO in accordance with the provisions of the Plan of Merger set forth in the Agreement. Pursuant to section 4.8 of the Agreement, MOMED has engaged KPMG Peat Marwick LLP ("KPMG") to render an opinion as to the material Federal income tax consequences to the shareholders of MOMED resulting from the merger.

Our engagement letter dated July 2, 1996, executed by an authorized officer of MOMED on July 8, 1996, limits the use of our opinion as follows:

         "We understand that our opinion letter will be referred to in the registration statement to be filed by MAIC to register under the Securities Act of 1933 the shares of MAIC common stock to be issued pursuant to the merger. After approval by the SEC, copies of the prospectus and proxy statement contained in such registration statement will be distributed to MOMED's shareholders, who are estimated to number about 300. No other use of our opinion is authorized or permitted."

Our opinion does not address any tax consequences to the holders of MOMED's Class C nonvoting common stock.

Our opinion is based on the facts, representations, and assumptions set forth below.
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                                     FACTS

MOMED

MOMED is a holding company incorporated in the state of Missouri. MOMED's primary subsidiary is Missouri Medical Insurance Company ("MOMEDICO"), a Missouri-domiciled insurer engaged in the business of providing professional liability insurance for physicians, dentists, and support technicians practicing in the states of Missouri and Kansas.

MOMED has issued 739,584 shares of its $1 par value Class A common stock. The Class A stock has one vote per share. Of the 739,584 issued Class A shares, 732,198 are presently outstanding, and 7,386 are held by MOMED as treasury shares. MOMEDICO owns 60,144 of the outstanding Class A MOMED shares.(1) MOMED's Class A stock is available for trading by a limited number of marketmakers. At present, there are approximately 300 holders of MOMED's Class A common stock.

At the date of the Agreement, MOMED also had outstanding 24,185 shares of Class C nonvoting common stock. All of the Class C shares were owned by the Missouri State Medical Association ("MSMA"). The Class C shares, which were issued on August 16, 1994, were subject to an agreement whereby MSMA had an option to sell, and MOMED had a requirement to purchase, Class C shares at a per share consideration of $24.81, with the aggregate cash consideration not to exceed $600,000 plus interest at Boatmen's National Bank's prime rate plus one percent. MSMA could have exercised its options to sell the Class C shares as follows:

            Period                         Shares                Amount
            ------                         ------                ------
August 16, 1994 to August 15, 1995          4,031               $100,009
August 16, 1995 to August 15, 1996          4,031               $100,009
August 16, 1996 to August 15, 1997          8,062               $200,018
August 16, 1997 and after                   8,061               $199,964
                                           ------               --------
                                           24,185               $600,000

On the second and third anniversaries of the issuance of the Class C shares (i.e., August 16, 1996 and 1997), MOMED had an option to purchase the Class C shares not yet put to MOMED by MSMA for the same cash consideration as shown above. Pursuant to the



--------------------------
(1) For consolidated GAAP financial reporting purposes, the MOMED shares owned by MOMEDICO also are classified as treasury shares.
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Agreement, MOMED redeemed the Class C shares on September 4, 1996 for an aggregate consideration of $707,877.(2)

On February 24, 1995, MOMED's Board of Directors adopted a Shareholders' Protection Rights Plan (the "Rights Plan"), and declared a dividend of one common share purchase right for each outstanding share of Class A common stock of record on March 6, 1995. In the event any person acquires 20 percent or more of MOMED's outstanding common stock, each right will give the holder the option to purchase one share of MOMED's common stock for $50. The rights expire February 24, 2005, and may be redeemed by MOMED for $0.01 per right at any time.(3)

MAIC

MAIC is a Delaware corporation which serves as a holding company for various subsidiaries. Through its subsidiaries, MAIC is engaged in the business of providing professional and general liability insurance for physicians and surgeons, dentists, hospitals, and others engaged in the delivery of health care.

As of December 31, 1995, MAIC had issued 9,376,956 shares of its $1 par value common stock, of which 9,369,832 shares were outstanding. At that date, MAIC had 2,723 shareholders of record. MAIC common stock trades on the NASDAQ National Market Tier of the NASDAQ Stock Market.

AGREEMENT AND PLAN OF MERGER

For what has been represented to KPMG to be bona fide corporate business reasons,(4) MOMED, MAIC, and NEWCO have entered into the Agreement to merge MOMED with and into NEWCO. NEWCO, a Missouri corporation, has been organized as a



--------------------------
(2) Sections 5.8(a) and 7.12 of the Agreement require MOMED, as a condition precedent to closing, to take all necessary actions to cause MSMA to sell, and MOMED to purchase, all of MOMED's Class C nonvoting common stock at an aggregate price not exceeding $600,000 plus interest from August 16, 1994 at one percent above the prime rate of Boatmen's National Bank.
(3) Pursuant to sections 5.8(b) and 7.10 of the Agreement, as a condition precedent to closing, MOMED is required to take all necessary actions under the Rights Plan to redeem the common share purchase rights issued under the Rights Plan and, upon taking such action, to redeem and purchase all such common share purchase rights at a price not to exceed $0.01 per right in accordance with the Rights Plan. It is assumed, for purposes of this opinion, that the redemption of the rights will be treated as a dividend distribution for Federal income tax purposes.
(4) All representations to KPMG by the parties to the merger are set forth in our letter dated September 18, 1996, which was executed by the parties on September 20, 1996.
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wholly-owned subsidiary of MAIC to serve as a successor in interest to MOMED pursuant to the Agreement.

The Plan of Merger, which is set forth in section 1 of the Agreement, includes the following provisions:

- On the Effective Date (i.e., the date upon which a certificate of merger is issued by the Missouri Secretary of State), MOMED shall be merged with and into NEWCO in accordance with the Plan of Merger and in compliance with the Missouri General Business Corporation Law. NEWCO shall be the surviving corporation. The separate corporate existence of MOMED from NEWCO shall cease upon the Effective Date. NEWCO will change its name to MOMED Holding Co.

- Subject to conditions set forth below, each holder (other than MOMEDICO) of the issued and outstanding shares of MOMED's Class A common stock shall have the right to elect to have each of such holder's shares converted as of the effective time of the merger into either of the following (the "Merger Consideration"):

                 (i) 0.779 of a share of MAIC common stock for a share of MOMED Class A common stock (the "Stock Election"); or

                 (ii) the right to receive $25.32 for a share of MOMED Class A common stock (the "Cash Election").

- If no election is made as to the merger consideration to be received with respect to any MOMED Class A share, the holder will be deemed to have made the Cash Election, subject to the Proration provision described below.

- Each share of MOMED Class A common stock owned by MOMED and each share of MOMED Class C nonvoting common stock owned by MOMED or MOMEDICO shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

- Each share of MOMED Class A common stock that is owned by MOMEDICO shall be converted into 0.779 of a share of MAIC common stock.

- A Class A shareholder who exercises his right to demand payment for and an appraisal of his Class A common shares ("Dissenters' Rights") pursuant to the Missouri General Business Corporation Law shall not have his shares converted into a right to receive Merger Consideration, unless such holder fails to perfect or
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         otherwise loses his Dissenters' Rights, in which case such holder shall be treated as having made the Cash Election.

- Notwithstanding anything in the Agreement to the contrary, the number of shares of MAIC common stock included in the Merger Consideration issued in exchange for MOMED Class A shares (other than MOMED Class A shares exchanged by MOMEDICO) shall not be more than 350,000 (the "Stock Election Number") nor less than 275,000 (the "Cash Election Number").

- If the MOMED Class A shareholders (other than MOMEDICO) make Stock Elections which would result in issuance of a number of MAIC shares in excess of the Stock Election Number, then the shares covered by each Stock Election shall be ratably prorated down so that the total MAIC shares to be issued to Class A shareholders other than MOMEDICO will equal the Stock Election Number.

- If the MOMED Class A shareholders (other than MOMEDICO) make Cash Elections which would result in issuance of a number of MAIC shares less than the Cash Election Number, then the shares covered by each Cash Election shall be ratably prorated down so that the total MAIC shares to be issued to Class A shareholders other than MOMEDICO will equal the Cash Election Number.

- No fractional shares of MAIC common stock shall be issued in exchange for MOMED Class A common stock. In lieu of any such fractional share, MAIC shall pay to each former holder of MOMED Class A shares who otherwise would be entitled to receive a fractional share of MAIC common stock an amount in cash determined by multiplying $32.50 by the fraction of a share of MAIC stock to which such holder would otherwise be entitled.

                                REPRESENTATIONS

In connection with the proposed transaction, the following additional representations have been made to KPMG.(5) It is understood that KPMG has not verified any representation, but it is relying on same in rendering its opinion.

(a) The parties to the merger negotiated an arm's-length exchange ratio with the intention that the fair market value of the MAIC stock and other consideration received by each MOMED shareholder will be approximately equal to the fair market value of the MOMED stock surrendered in the exchange.



--------------------------
(5)  See footnote 4, supra.
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(b)      There is no plan or intention by the shareholders of MOMED who own 5 percent or more of the MOMED stock, and to the best of the knowledge of the management of MOMED, there is no plan or intention on the part of the remaining shareholders of MOMED to sell, exchange, or otherwise dispose of a number of shares of MAIC stock received in the transaction that would reduce the MOMED shareholders' ownership of MAIC stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of MOMED as of the same date. For purposes of this representation, shares of MOMED stock exchanged for cash and other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares will be treated as outstanding MOMED stock on the date of the transaction. Moreover, shares of MOMED stock and shares of MAIC stock held by MOMED shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

(c) NEWCO will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by MOMED immediately prior to the transaction. For purposes of this representation, amounts paid by MOMED to dissenters, amounts paid by MOMED to shareholders who receive cash or other property, MOMED assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by MOMED immediately preceding the transfer, will be included as assets of MOMED held immediately prior to the transaction.

(d) Prior to the transaction, MAIC will be in control of NEWCO within the meaning of section 368(c) of the Internal Revenue Code. Control, within the meaning of section 368(c), means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of NEWCO stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of NEWCO.

(e) Following the transaction, NEWCO will not issue additional shares of its stock that would result in MAIC losing control of NEWCO within the meaning of section 368(c) of the Internal Revenue Code.

(f) MAIC has no plan or intention to reacquire any of its stock issued in the transaction.

(g) MAIC has no plan or intention to liquidate NEWCO; to merge NEWCO with and into another corporation; to sell or otherwise dispose of the stock of NEWCO; or to cause NEWCO to sell or otherwise dispose of any of the assets of MOMED acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code. A transfer
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         described in section 368(a)(2)(C) is a transfer of assets to a corporation controlled by NEWCO.

(h) Following the transaction, NEWCO will continue the historic business of MOMED or use a significant portion of MOMED's business assets in a business.

(i) MAIC, NEWCO, MOMED and the shareholders of MOMED will pay their respective expenses, if any, incurred in connection with the transaction.

(j) No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

(k) The fair market value of the assets of MOMED transferred to NEWCO will equal or exceed the sum of the liabilities assumed by NEWCO, plus the amount of liabilities, if any, to which the transferred assets are subject.

(1)      No stock of NEWCO will be issued in the transaction.

(m) The payment of cash in lieu of fractional shares of MAIC stock is solely for the purpose of avoiding the expense and inconvenience to MAIC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the MOMED shareholders instead of issuing fractional shares of MAIC stock will not exceed 1 percent of the total consideration that will be issued in the transaction to the MOMED shareholders in exchange for their shares of MOMED stock. The fractional share interests of each MOMED shareholder will be aggregated and no MOMED shareholder will receive cash in an amount equal to or greater than the value of one full share of MAIC stock.

(n) None of the compensation received by any shareholder-employees of MOMED will be separate consideration for, or allocable to, any of their shares of MOMED stock; none of the shares of MAIC stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

(o) The proposed merger of MOMED with and into NEWCO (the "Merger") will qualify as a statutory merger under applicable state law.
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                                   DISCUSSION

GENERAL REQUIREMENTS OF A REORGANIZATION

Section 10.13 of the Agreement states that the parties intend that the Merger shall constitute a "tax-free" reorganization. Treasury Regulation section 1.368-1(b) sets forth the purpose of the reorganization provisions of the Code(6) as follows:

         "Under the general rule, upon the exchange of property, gain or loss must be accounted for if the new property differs in a material particular, either in kind or in extent, from the old property. The purpose of the reorganization provisions of the Code is to except from the general rule certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code, as are required by business exigencies and which effect only a readjustment of continuing interest in property under modified corporate forms. Requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form, and. . . a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. . . "

Thus, in general, in order to qualify as a reorganization, a transaction must meet the business purpose requirement, the continuity of business enterprise requirement, and the continuity of ownership interest requirement, in addition to the specific requirements of the Code. Furthermore, Treasury Regulations section 1.368-1(c) provides that there must be a plan of reorganization. According to the regulation, "a plan of reorganization must contemplate the bona fide execution of one of the transactions specifically described as a reorganization in section 368(a) and for the bona fide consummation of each of the requisite acts under which nonrecognition of gain is claimed."

1.  BUSINESS PURPOSE

The business purpose requirement is a judicially-established requirement. In our experience, when dealing with a commercially-motivated acquisitive reorganization in which the parties are dealing at arm's-length and are not owned by substantially the same shareholders, satisfying the business purpose requirement is rarely a concern. This is particularly true where stock of the acquirer or the target company, or both, are publicly



-------------------------
(6) Unless otherwise noted, all references to "the Code", or "Code section", or "section", are to the Internal Revenue Code of 1986, as amended.
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traded.  Moreover, the parties have represented that the Merger is being undertaken for bona fide corporate business reasons. Accordingly, the business purpose requirement will be satisfied in the Merger.

2.  CONTINUITY OF BUSINESS ENTERPRISE

Continuity of business enterprise is discussed in Treasury Regulation section 1.368-1(d). Pursuant to this regulation, continuity of business enterprise requires that the acquiring corporation either (1) continue the acquired corporation's historic business, or (2) use a significant portion of the acquired corporation's historic business assets in a business. The regulation also states that the "application of this general rule to certain transactions, such as mergers of holding companies, will depend on all facts and circumstances."

In Revenue Ruling 85-197, 1985-2 CB 120, a holding company ("P") whose only asset consisted of all the stock of an operating subsidiary ("S"), merged into S and the P shareholders exchanged their P stock for S stock. The ruling stated:

         "For purposes of the continuity of business enterprise requirement, the historic business of P is the business of S, its operating subsidiary. Therefore, after the merger, S continues to conduct P's historic business."

In the Merger, it has been represented that the acquiring company (NEWCO) will either continue the business of the acquired company (MOMED), or use a significant portion of its assets in a business. Accordingly, the continuity of business enterprise requirement will be satisfied.

3.  CONTINUITY OF OWNERSHIP INTEREST

Continuity of ownership interest is also a judicially-established requirement applicable to acquisitive reorganizations. The purpose of this requirement is to ensure that the historic shareholders of the target company maintain (indirectly) a substantial part of their equity participation in the target company following the acquisition. In general, to satisfy the continuity of interest requirement, the historic shareholders of the acquired company must
(1) exchange at least 50 percent of their stock in the target company for stock in the acquiring company (or the acquiring company's parent), (2) have the unrestricted right to maintain ownership of such stock for some period of time after the acquisition, and (3) either actually retain ownership of such stock for some period of time after the acquisition or, in the event of an early disposition, demonstrate that the early disposition was not pursuant to a plan or arrangement that was in place at the time of the acquisition.
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The 50 percent minimum continuity requirement noted in the preceding paragraph is a safe harbor provided by the Internal Revenue Service for purposes of issuing private letter rulings (Revenue Procedure 77-37, 1977-2 CB 568; Revenue Procedure 86-42, 1986-2 CB 722). Section 3.02 of Revenue Procedure 77-37 states:

         "The 'continuity of interest' requirement...is satisfied if there is continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in 'control' thereof...) on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange stock of the acquiring or transferee corporation, or a corporation in 'control' thereof, which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in 'control' thereof) which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization."

In the instant case, the Agreement provides that (1) the MOMED Class A shareholders other than MOMEDICO will receive no fewer than 275,000 MAIC common shares as Merger Consideration, and (2) the MOMED Class A shares owned by MOMEDICO will be converted to 46,852 (60,144 times 0.779 to 1 conversion ratio) MAIC common shares. Therefore, no fewer than 321,852 MAIC common shares will be issued in the merger. At the conversion ratio of 0.779 to 1, this accounts for 413,160 of MOMED's 732,198 outstanding Class A shares. Accordingly, a maximum of 319,038 of MOMED's Class A shares will be exchanged for cash in the merger. Pursuant to section 3.02 of Revenue Procedure 77-37, quoted above, the 50 percent continuity of interest test must also take into account the MOMED Class C common stock that was redeemed as part of the transaction. The redemption price of the Class C shares was $707,877. As a result, the maximum amount of cash to be taken into account for continuity of interest purposes is $8,785,919 (319,038 Class A shares x $25.32/share + $707,877 attributable to the Class C shares). Accordingly, the parties to the Merger understand that this opinion by KPMG is based on the assumption that the MAIC common stock issued in the Merger (including the MAIC shares issued to MOMEDICO) is valued at $8,785,919 or higher at
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the time of the Merger, so that the 50 percent continuity of interest safe harbor will be satisfied.

SPECIFIC REQUIREMENTS OF A REORGANIZATION

Section 368 of the Code provides definitions relating to corporate reorganizations. Code section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger or consolidation. Treasury Regulation section 1.368-2(b)(1) provides that in order to qualify as a reorganization under section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia.

Code section 368(a)(2)(D) provides rules relating to use of stock of a controlling corporation in case of a statutory merger or consolidation - a transaction commonly referred to as a "forward subsidiary merger". Pursuant to section 368(a)(2)(D), the acquisition by one corporation, in exchange for stock of a corporation (referred to as the "controlling corporation") which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under section 368(a)(1)(A) if -

         (i) no stock of the acquiring corporation is used in the transaction, and

         (ii) such transaction would have qualified under section 368(a)(1)(A) if the merger had been into the controlling corporation.

Code section 368(c) defines "control" as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

The Internal Revenue Service has defined a safe harbor for the "substantially all" requirement of section 368(a)(2)(D) for purposes of obtaining a private letter ruling. Section 3.01 of Revenue Procedure 77-37 provides:

         "The 'substantially all' requirement...is satisfied if there is a transfer...of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corporation immediately prior to the transfer. All payments to dissenters and all redemptions and distributions (except for regular, normal distributions) made by the corporation immediately preceding the transfer and which are part of the plan
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         of reorganization will be considered as assets held by the corporation immediately prior to the transaction."(7)

In Revenue Ruling 77-307, 1977-2 CB 117, the Internal Revenue Service held that cash contributed by a parent corporation to a wholly-owned subsidiary, formed for the purpose of effectuating a "reverse subsidiary merger" pursuant to Code section 368(a)(2)(E), so that the subsidiary could, among other things, pay cash in lieu of issuing fractional shares of parent stock to target company shareholders, should not be taken into account in determining whether the "substantially all" requirement of Code section 368(a)(2)(E) has been met.

TAX TREATMENT OF ACQUIRED COMPANY'S SHAREHOLDERS

Pursuant to section 354(a)(1) of the Code, no gain or loss is recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Code section 368(b) provides that the term "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another corporation. Furthermore, in the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(D), the term "a party to a reorganization" includes the controlling corporation referred to in section 368(a)(2)(D).

Pursuant to Code section 356(a)(1), if section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted by section 354 to be received without the recognition of gain, but also of other property or money,(8) then the gain, if any, to the recipient is recognized, but in an amount not in excess of the sum of such money and the fair market value of such other property. However, no loss from the exchange may be recognized (Code section 356(c)).

Code section 356(a)(2) provides rules for the determination of the character of any gain recognized under section 356(a)(1). Section 356(a)(2) states that if an exchange described in section 356(a)(1) has the effect of the distribution of a dividend, then each distributee treats as a dividend (i.e., ordinary income) an amount of the gain recognized



--------------------------
(7) Accordingly, in the instant case, MOMED's pre-merger redemptions of its Class C nonvoting common stock, and the common stock purchase rights issued under the Rights Plan, must be taken into account in making the 90 percent/70 percent test. However, these redemptions will, in the aggregate, constitute far less than ten percent of the fair market value of MOMED's net assets (as measured by the value of the Merger Consideration) prior to the redemptions.
(8)  Such other property or money is commonly referred to as "boot".
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under section 356(a)(1) as does not exceed his ratable share of the corporation's undistributed earnings and profits. The remainder, if any, of the gain is treated as gain from the exchange of property (i.e., capital gain income).

In determining whether an exchange has the effect of a distribution of a dividend, the standards of dividend equivalence under Code section 302(b) in redemption transactions are applied. Code section 302(b) provides that redemptions are treated as exchanges and, therefore, not as dividend distributions, in the following circumstances:

         (1) If the redemption is not essentially equivalent to a dividend. In general, this test focuses on whether there has been a "meaningful reduction" in the shareholder's voting power in the corporation.

         (2) If the redemption distribution is "substantially disproportionate" to the shareholder. In order for a distribution to be substantially disproportionate, (a) the shareholder must own, immediately after the redemption, less than 50 percent of the total combined voting power of all classes of stock entitled to vote; and (b) the ratio which the voting stock of the corporation owned by the shareholder immediately after the redemption bears to all of the voting stock of the corporation at such time, is less than 80 percent of the ratio which the voting stock of the corporation owned by the shareholder immediately before the redemption bears to all of the voting stock of the corporation at such time.(9)

         (3) If the redemption is in complete redemption of all of the stock of the corporation owned by the individual.

In general, the constructive ownership rules of Code section 318 apply in determining the ownership of stock for purposes of Code section 302(b).

In the case of Commissioner v. Clark, 489 US 726 (1989), the US Supreme Court held that, for purposes of Code section 356(a)(2), the Code section 302(b) standards should be applied as if the target company's shareholders had received solely stock of the acquiring corporation (or its parent) in the reorganization, and a part of such stock was then redeemed by the issuing corporation.



--------------------------
(9) No distribution is treated as substantially disproportionate unless the shareholder's ownership of the common stock of the corporation (whether voting or nonvoting) after and before the redemption also meets the 80 percent requirement.
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In Revenue Ruling 74-515, 1974-2 CB 118, common stock was exchanged for common stock and preferred stock was exchanged for cash under the terms of a statutory merger agreement. The ruling held that the receipt of cash by the shareholders who owned only preferred stock was a distribution in exchange for the stock pursuant to section 302(a) by reason of the complete termination of interest provision of section 302(b)(3), and that gain or loss is recognized to those shareholders measured by the difference between the amount received in the redemption and the cost or other basis of the stock.

In Revenue Ruling 66-365, 1966-2 CB 116, it was held that, in a reorganization described in section 368(a)(1)(A), where a cash payment made by the acquiring corporation was not separately bargained-for consideration, but was instead in lieu of fractional share interests to which the shareholders of the acquired corporation were entitled, such cash payment should be treated under Code section 302 as in redemption of the fractional share interests. Therefore, the ruling stated that each shareholder's redemption should be treated as a distribution in full payment in exchange for his fractional share interest under section 302(a), provided the redemption is not essentially equivalent to a dividend. This position is further clarified by Revenue Procedure 77-41, 1977-2 CB 574. Under this revenue procedure, the issuance of cash in lieu of a fractional share of stock pursuant to the terms of a reorganization will qualify to be treated as a capital gain (loss) transaction under section 302(a) if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration.

Code section 358(a)(1) provides that in the case of an exchange to which section 354 or 356 applies, the basis of the property to be received under such section without the recognition of gain or loss is the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of any money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange; and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized on the exchange (not including any portion of such gain which was treated as a dividend).

Code section 1223(1) provides that in determining the period for which the taxpayer has held property received in an exchange, there is included the period for which he held the property exchanged if the property has, for purposes of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged and the property exchanged was a capital asset as defined in section 1221 or property described in section 1231.
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                                    OPINION

Based on the above facts, representations, and assumptions, including the assumption that MAIC common stock issued in the Merger (including the MAIC shares issued to MOMEDICO) is valued at $8,785,919 or higher at the time of the Merger, it is our opinion that:

(1) The acquisition by NEWCO of substantially all of the assets of MOMED solely in exchange for MAIC stock, cash, and the assumption by NEWCO of the liabilities of MOMED plus the liabilities to which the MOMED assets may be subject, will qualify as a reorganization under sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. For this purpose, (a) "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of MOMED immediately prior to the Merger; and (b) amounts used by MOMED to pay reorganization expenses and dissenting shareholders, if any, will be included as assets held by MOMED immediately prior to the Merger. Cash paid by MAIC to MOMED shareholders in lieu of shares of MAIC stock will not be taken into account in determining whether the "substantially all" requirement of section 368(a)(2)(D) is met. Revenue Ruling 77-307. MOMED, MAIC, and NEWCO will each be "a party to a reorganization" within the meaning of section 368(b).

(2) A MOMED shareholder who receives solely MAIC common shares (including any fractional share interest to which he may be entitled) will recognize no gain or loss upon his exchange of MOMED stock solely for shares of MAIC stock. Section 354(a) of the Code.

(3) If a MOMED shareholder receives both cash (other than cash in lieu of a fractional share of MAIC stock) and MAIC stock in exchange for his MOMED stock, gain will be recognized, but in an amount not in excess of the amount of cash received. Section 356(a)(1) of the Code. If the exchange has the effect of the distribution of a dividend (determined with the application of section 318), then the amount of gain recognized that is not in excess of the MOMED shareholder's ratable share of undistributed earnings and profits of MOMED will be treated as a dividend. Section 356(a)(2) of the Code. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder by shareholder basis in accordance with the principles enunciated in Commissioner v. Clark, 489 US 726 (1989). No loss will be recognized.
     Section 356(c) of the Code.

(4) The basis of the MAIC stock received by the shareholders of MOMED (including any fractional shares to which they may be entitled) will be the same as the basis of the MOMED stock surrendered in exchange therefor decreased by the amount of
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     cash received by the shareholder and increased by the amount, if any, that was treated as a dividend and the amount of gain recognized to the shareholder on the exchange (not including any portion of such gain that is treated as a dividend). Section 358(a)(1) of the Code.

(5) The holding period of the MAIC stock received by MOMED shareholders (including any fractional shares to which they may be entitled) will include the period during which the MOMED stock surrendered in exchange therefor was held by the MOMED shareholders, provided that the MOMED stock surrendered was a capital asset in the hands of the MOMED shareholders on the date of the exchange. Section 1223(1) of the Code.

(6) If a shareholder makes a Cash Election or dissents to the transaction and receives solely cash in exchange for MOMED stock, such cash will be treated as having been received as a distribution in redemption of the MOMED stock, subject to the provisions of section 302 of the Code. Where, as a result of such distribution, a shareholder owns no MAIC stock, either directly or by reason of the application of section 318, the redemption will be a complete termination of interest within the meaning of section 302(b)(3) and, provided neither MOMED nor MAIC is a collapsible corporation as defined in section 341(b), such cash will be treated as a distribution in full payment in exchange for his or her MOMED stock as provided in section 302(a). Such shareholders will recognize gain or loss under section 1001 measured by the difference between the amount of cash received and the adjusted basis of the MOMED stock surrendered. Revenue Ruling 74-515.

(7) Cash received by shareholders of MOMED in lieu of fractional shares of MAIC common stock will be treated as if the fractional shares were actually issued by MAIC and then redeemed by MAIC for cash. These cash payments will be treated as having been received in exchange for the redeemed fractional share interests under section 302(a), provided
     MAIC is not a collapsible corporation as defined in section 341(b). Revenue Ruling 66-365 and Revenue Procedure 77-41.

                                    *****
The opinions expressed above are rendered only with respect to the specific matters discussed herein, and we express no opinion with respect to any other Federal or state income tax or legal aspect of the transaction. If any of the above-stated facts, circumstances, representations, or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the
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regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. KPMG does not undertake any responsibility to update this opinion in the event of any such subsequent change.


                 /s/ KPMG Peat Marwick LLP